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Exhibit 10.33

                         VideoLan Technologies, Inc.

                          DIRECTOR OPTION AGREEMENT
                          Non-Qualified Stock Option

Name of Optionee ("Optionee"):  ____________    Social Security No.:  _________

Date of Grant:  ________ No. of Shares:  _____ Exercise per Share:  $____

     By accepting the grant of the option (the "Option") referred to above, the optionee named above (the "Optionee") hereby agrees to the terms of this Option Agreement. The Option has been granted pursuant to the Amended and Restated 1995 Stock Option Plan (the "Plan") of VideoLan Technologies, Inc. (the "Corporation"). All capitalized terms herein shall have the meanings set forth in the Plan.

     Vesting Schedule

     Subject to the earlier termination provisions set forth below, the Option shall vest and become exercisable according to the following schedule:

                                                Aggregate No. of Shares
      Date                                      Which May Be Exercised
      ----                                      ----------------------

      On or after March 20, 1997                      10,000

     Manner of Exercise of the Option. The Option may be exercised by the Optionee by giving written notice to the Corporation specifying the number of Shares with respect to which the Option is being exercised.

     Termination. The Option and all rights of the Optionee hereunder, to the extent not previously exercised, shall terminate on the earliest of the following dates:

          (1) March 19, 2007;

          (2) Thirty days following the date on which the Optionee receives a Cancellation Notice from the Corporation as provided below.
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     Cancellation of Option. The Corporation shall have the right to terminate the right of the Optionee to exercise the Option, effective thirty (30) days after receipt by the Optionee of a written notice from the Corporation informing the Optionee that this Option is to be cancelled (the "Cancellation Notice"). The Corporation may issue a Cancellation Notice only in connection with (i) the sale of substantially all of the Corporation's assets, or (ii) a merger, consolidation or other corporate transaction in which the Corporation would not be the surviving entity. Following receipt of a Cancellation Notice and during the period prior to the effective date of the termination, the Optionee shall have the right to exercise the Option (to the extent not previously exercised)

with respect to all Shares, if any, which were immediately exercisable by the Optionee hereunder during the period following receipt of a Cancellation Notice until the effective date of the termination.

     Modification of Agreement. The Optionee consent to any amendment of the Plan and of this Agreement which the Board of Directors in its sole direction and upon advice of legal counsel, may deem necessary or advisable to enable the exercise of the Option to comply with any applicable rules and regulations of the Securities and Exchange Commission, including, without intending any limitation, any amendment which would exempt such exercise from the operation of
Section 16 of the Securities Exchange Act of 1934. Except as otherwise provided herein, this Agreement may not be amended or modified except pursuant to an agreement in writing signed by the Corporation and the Optionee.

     Tax Withholding. The Optionee shall remit to the Corporation an amount sufficient to satisfy his portion of Federal, state and local taxes (including his FICA obligation) required by law to be withheld with respect to any exercise of the Option.

                                    VIDEOLAN TECHNOLOGIES, INC.

                                    By:   ____________________________
                                          Steven B. Rothenberg